Personal Investment Policy September 2013

Introduction

All employees are expected to uphold the highest standards of ethical behaviour. This is particularly important with respect to personal securities transactions, which have the potential to create a conflict of interest, or an appearance of a conflict of interest, with Neuberger Berman Europe Limited (“the Firm” or “NBEL”) and/or its clients and creditors (which includes other NB affiliates).

This policy sets out the restrictions that apply to your personal account transactions, as well as the procedures you are required to follow when dealing.

This policy applies to all employees and contractors of the Firm and there are additional requirements imposed on individuals who are defined as an “Access Person,” I.e. any employee or contractor of NBEL who undertakes duties and responsibilities in direct connection with NBEL investment management activity, such as Portfolio Management personnel. These shall also include employees who, as a result of undertaking their day to day responsibilities, are in possession of information relating to the securities considered, held or transacted by the NBEL investment management teams i.e. Middle Office, IT and Compliance monitoring staff and any other individuals with access to the various Order Management systems. For purposes of clarification, employees who are not in possession of such information and have no means of accessing it shall not be considered as Access Persons as defined in this Personal Investment Policy.

This Policy should be read in conjunction with the Definitions section, found below.

Policy Statement

The Firm promotes long-term investment by its employees. Active short-term trading and other investment activities of employees that include a high degree of financial risk are strongly discouraged. The Firm imposes restrictions on certain accounts with regard to the frequency or type of trading that may occur. If necessary, the Firm may impose additional restrictions.

Employees are prohibited from:

●	effecting transactions on the basis of material, non-public information (“inside information”) or on the basis of proprietary customer information, such as knowledge of a pending order
●	effecting a transaction in breach of UK or other Market Conduct requirements

Any employee who is unsure whether he or she is in possession of information that would preclude trading in the securities of a particular issuer, or who is unsure whether a transaction could be in contravention of market conduct standards must contact Compliance prior to seeking approval for executing the trade.

A summary of UK Insider Dealing Legislation and the FCA Code of Market Conduct (Market Abuse) are available from Compliance and should be read in conjunction with this Policy.

If you are precluded by the provisions of this Policy from entering into any transaction for your own account, you are also prohibited from advising, encouraging, inducing or otherwise causing any other person to enter into such a transaction; and you are prohibited from communicating any information or opinion to any other person if you know, or have reason to believe that the other person will, as a result, enter into such a transaction or cause or advise another person or firm to do so.

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This Policy does not apply to actions which you take in the course of business as part of your employment with NBEL. For example if you are prohibited from making a personal investment in a certain stock as a result of one of the provisions of this Policy, it does not automatically preclude you from dealing in that stock as part of the Firm’s activities. Under such circumstances the NBEL Trading Policy must be adhered to without exception.

Failure to abide by this Policy in any respect may subject the employee to disciplinary sanctions up to and including termination of employment. In addition, breaches of this Policy could result in employees being required to reverse transactions.

Exemptions from Approval

The following transactions are not subject to the Policy and therefore do not require prior approval:

●
Transactions in any government securities, authorised unit trusts, regulated collective investment schemes, open-ended mutual or money market funds and life insurance policies (including pensions), except where Access Persons buy/sell NB affiliated funds

●
Spread betting on the outcome of sporting fixtures, or other non-financial spread-betting contracts.  However, all other spread betting activities are subject to the Policy and therefore require pre-approval

●	Investments made through a discretionary investment account held at a broker over whom you have no ability to direct the decisions of the manager

●	Securities transactions effected in Blind Trusts

●
The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spins-offs, or other similar corporate reorganisations or distributions generally applicable to all holders of the same class of securities

●
The acquisition of securities through the exercise of rights issued by an issuer pro-rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired

●	Options on the Standard & Poor's "500" Composite Stock Price Index

●	Other securities that may from time to time be designated in writing by the Compliance Department as being exempt from the policy

All other securities and instruments are considered “Covered Securities” and transactions in them must be carried out in accordance with the requirements set out below.

Employee Brokerage Accounts

Employees are required to disclose the existence of any employee and employee-related brokerage account before any personal investment activity can occur. The Firm maintains a list of approved brokers, and the use of any broker not on this list is forbidden:

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Country	Approved Brokers
UK	Fidelity Barclays stockbrokers Charles Stanley Hargreaves Lansdown	For Spread Betting / CFD accounts: City Index IG Index
Switzerland	UBS
Germany	Comdirect Bank AG/ Commerzbank AG
Netherlands	ABN Amro / Alex/ ING Bank/ Charles Schwab/ JPM Asset Management/ HSBC Securities/ Oanda/ Bink Bank AG
Italy	IW Bank
Denmark	Danske Bank

Employees must advise their broker that they are an employee of the Firm and arrange for copy contract notes for all transactions to be sent to the European Compliance Department (see Appendix C for sample Consent and Statement Request letter for new accounts, and Appendix D for sample Consent and Statement Request letter for existing accounts).

Employees must also comply with the Reporting and Certification Requirements section outlined below.

Employees are responsible for notifying immediate family members and others affected by the policy of their responsibilities for this and all other provisions in this Policy.

Approval to open new brokerage accounts

When an existing employee wishes to open a new brokerage account, it is compulsory for the employee to obtain pre-approval from Compliance. All requests for pre-approval must be submitted via the iCompliance system using the ‘Request / Add Investment’ function. Compliance will notify the employee if the new brokerage account will be approved. If the broker is not already on the list of approved brokers then Compliance will consider on a case-by-case basis whether to approve the request.

Upon approval, the employee will receive a copy of a letter from Compliance informing the broker that the employee has been approved to open the account with them, and requesting duplicate monthly statements and confirmations to be sent directly to Compliance. The letter should be signed by the individual and returned to Compliance so that it can be sent to the broker (Appendix C).

Pre-Approval of Transactions

Employees or other parties named in an employee-related account must obtain approval from Compliance prior to placing an order for a Covered Security using the iCompliance ‘Add Trade Request’ screen (see Appendix A). Any security or instrument NOT on the list of exemptions above constitutes a Covered Security, including:

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●	Debt and equity securities;

●
Options (put, call, straddle) on securities, on indices, and on currencies or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

●	All forms of limited partnership and limited liability company interests, including interests in private investment funds (e.g. hedge funds);

●	Financial Spread betting;

●	Exchange Traded Funds, and

●	Shares of any NB Affiliated Investment Company

Obtaining pre-approval does not constitute a waiver of any prohibitions, restrictions, or disclosure requirements in this Policy.

Before approval is granted your request must include confirmation that:

●	The proposed transaction is in compliance with the Policy;

●	You are not in possession of material non-public information, or aware of any intention by the Firm or a client to place any orders regarding the relevant security or any connected instrument;

●	The security does not appear on any NB restricted list

Once obtained, Compliance approval is only valid for 24 hours. The holding period is measured on a Last In-First Out basis. (See the European Personal Account Dealing Process Flow diagram – Appendix B).

Holding Periods

Employee and employee-related accounts must hold investments for a minimum of thirty (30) calendar days after purchase. Compliance may grant an exception to the holding period in cases of financial hardship, emergency, or a significant (10% or more) market loss.

Access Persons are required to hold shares of any Affiliated Investment Company for at least 60 days. See separate section in this Policy on “Shares of an Affiliated Investment Company or Related Fund” for further information.

The following are excluded from the 30 day holding period requirement:

(a)	U.S. Treasury obligations;

(b)
Bona fide hedging transactions notified to the Compliance Department prior to execution.  Bona fide hedges may include transactions in Exchange Traded Funds (ETFs), options on market indices and other instruments designed to replicate activity of market indices (such as SPDRs, DIAMONDS etc.), and covered calls;

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(c)	Positions where at time of order entry, there is an expected loss of at least 10%. This exclusion does not apply to losses in options on equities

These exclusions shall not apply if, in the opinion of the Compliance Department, a pattern of excessive trading exists.

Frequency
Employees are restricted to trading a maximum of 20 times per calendar month.

Exception
Exchange Traded Funds (ETFs) require pre-approval but investments in broad-based ETFs e.g. if on an index, do not need to be held for 30 days.

Sale Order Placement

Limit and good 'till cancelled (“GTC”) orders for a sale transaction may be placed, subject to prior approval, within the minimum holding period if the order is for a price level at least 10% less than the purchase price. Limit and GTC sale orders may be entered at any price level once the position has been held for the minimum holding period.

ISA / SIPP Investments

Investments in Covered Securities made through a self-select or single company ISA (or former PEP) are subject to this Policy and require pre-approval. The rules also apply to investments made through a self-invested personal pension (SIPP).

Short Sales

Short sales against a long position are permitted; however, the long position may not be sold until the short position has been closed out. Employees are also permitted to go short or long on broad highly liquid index-based securities (ie, equities, currency, commodities, bonds); such transactions are subject to the 30 day holding period.

Access Persons are not permitted to engage in a naked short sale or any derivative having the same economic effect as a short sale of any Covered Security, if they hold or intend to hold the security or its equivalent for a Client.  Where an Access Person already holds such a short position and subsequently decides to hold a long position on behalf of a Client, the Access Person must complete all Client transactions in the security, prior to closing out the short position. In addition, Access Persons may engage in short sales to cover an existing security position (e.g., hedging purposes) or engage in short sales against a broad based index of securities. Current eligible broad based indices are the S&P 500, Dow Jones Industrial Average, Eurostoxx 50, FTSE 100 and FTSE 250. Any other index must be pre-approved by the Compliance Department before engaging in short sale transactions against the index

Options, Futures and Derivative Trading

Employees are permitted to trade futures and options on futures. Futures and options on futures are subject to the 30 calendar day holding period that applies for purchases of securities. Due to the potentially volatile nature of futures transactions, exceptions to the 30 day holding period will be reviewed by Compliance on a case-by-case basis upon request.

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Future and option transactions are subject to the same pre-approval and holding periods as other securities.  Employees may write a covered call with an expiration of less than 30 days if the combined holding period of the underlying security and the option is equal to 30 days. Each short call option position must be covered by 100 shares of the underlying security, or in the case of an adjusted option, the same number of shares represented by the adjusted contract.

Due to the limitations on employee short sale transactions, the Firm prohibits employees from writing uncovered call options, unless the position is part of a spread strategy. If at any time the execution of a spread strategy results in a short stock position, the stock must be purchased immediately to avoid having a short position for more than one (1) day. Legs of options spread strategies must consist of an equal number of contracts. For additional information regarding permitted option strategies please contact Compliance.

Initial Public Offerings

All Access Persons are prohibited from acquiring a beneficial interest in any Covered Securities during an initial public offering.

Private investments / Private Placements (Hedge Funds, Limited Partnerships).

Any employee who wishes to invest in a hedge fund, private equity fund, limited partnership, direct investment or warrant or any other form of partnership involving a private transaction must obtain pre-approval from Compliance via iCompliance.

No Employee or member of his or her Immediate Family may acquire a direct or indirect Beneficial Interest in any Covered Securities in private placements (including, but not limited to, any interest in a hedge fund, private equity vehicle or other similar investment) without prior approval via iCompliance by the Compliance Department and other such persons as may be required by applicable policy.

Prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Client or a Fund and its shareholders and whether the opportunity is being offered to an individual by virtue of his or her position or relationship to the Client or Fund.

An Access Person who has (or a member of whose Immediate Family has) acquired a Beneficial Interest in securities in a private placement is required to disclose that investment to the Compliance Department when such Access Person plays a part in any subsequent consideration of an investment in the issuer for any Client and/or Fund. In any such circumstances, the decision to purchase securities of the issuer for a Client and/or Fund is subject to an independent review by Access Personnel with no personal interest in the issuer. Such independent review shall be made in writing and furnished to the Compliance Department.

Shares of an Affiliated Investment Company or Related Fund

(a) All trading in shares of an Affiliated Investment Company is subject to the terms of the prospectus and/or the Statement of Additional Information of the Affiliated Investment Company.

(b) No Access Person may engage in excessive trading or market timing in any shares of any Affiliated Investment Company.

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(c) Except as set forth in paragraph (d), all Access Persons are required to hold any shares purchased of any Affiliated Investment Company for a minimum of sixty (60) calendar days. Such holding period is measured on a Last-In, First-Out basis. After such holding period has lapsed, an Access Person may redeem or exchange such shares; provided, however, that after any such redemption or exchange, the Access Person may not purchase additional shares of such Affiliated Investment Company for another period of sixty (60) calendar days.

(d) The provisions of paragraph (c) shall not apply to: (i) taxable and tax-exempt money market funds; (ii) variable annuity contracts for which an Investment Company serves as the underlying investment vehicle; and (iii) shares of an Investment Company that are purchased through an automatic investment program or payroll deduction.

(e) Any requests for exceptions to the holding period must be submitted to the Access Person’s supervisor, the Chief Investment Officer of NB or the Chief Compliance Officer. The Compliance Department may consult with the supervisor and Chief Investment Officer before it determines, in its sole discretion, whether to grant an exception.

(f) Access Persons will be required to periodically disclose to the Compliance department their specific holdings of any shares of an Affiliated Mutual Fund.

Access Person Price Disgorgement / Blackout Period

If any Access Person or Immediate Family member purchases a Covered Security, in a Covered Account (see Definitions) within five (5) business days prior to a Related Client order or one (1) business days subsequent to a Related Client trade, then the Access Person or Immediate Family member is not permitted to receive a price which is more favourable than the price which was received by the Related Client.

An exception to this Policy will be granted for initial investments in new accounts and for investments made as a result of additional new funds deposited into an existing account.
Note: Access Personnel are also subject to price disgorgement when transacting in Exchange Traded Funds registered under the Investment Company Act of 1940 in their Covered Accounts.

If any Access Person or Immediate Family member sells a Covered Security, in a Covered Account within five (5) calendar days prior or one (1) business days subsequent to a Related Client trade then, the Access Person or Immediate Family member may not receive a price which is more favourable than the price which was received by the Related Client.
Note: Access Personnel are also subject to price disgorgement when transacting in Exchange Traded Funds registered under the Investment Company Act of 1940 in their Covered Accounts.

In addition Access Persons may be subject to a blackout period as deemed appropriate by the Compliance department.

Disgorgement Process and De Minimis Exemption

Neuberger Berman Central Compliance will monitor and determine whether an NBEL employee trade requires disgorgement.

(a) No personal investment transaction may receive a more favourable execution price than any Firm investment advisory or discretionary client account on the same day if the total price difference is greater than $1,000. With respect to the NB Affiliated Funds, the NBG Central Compliance Department reserves the right to review the individual disgorgement below $1,000 and may require payment of these amounts if facts and circumstances warrant.

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(b) Where a disgorgement is required, preference shall be to provide the economic benefit to Clients where operationally, contractually or legally permitted. Where otherwise not feasible or permitted, disgorgement may be made by transfer, wire or cheque, which shall be remitted to the Firm’s chosen charities.

Exceptions to Price Disgorgement

Notwithstanding the foregoing, price disgorgement shall not apply to:

(i) Limited Insiders during the five (5) calendar days pre-Related Client transaction or the one (1) business days subsequent to a Related Client transaction

(ii) Securities transactions effected in Blind Trusts;

(iii) Securities transactions that are non-volitional on the part of the Access Person;

(iv) The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

(v) The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;

(vi) Options on the Standard & Poor's "500" Composite Stock Price Index;

(vii) Transactions arising through arbitrage, market making activities or hedged options trading;

(viii) Transactions in the NB ERISA Profit Sharing and Retirement Plan;

(ix) Fully discretionary investment advisory accounts maintained by Access Persons

(x) Other securities that may from time to time be so designated in writing by the Compliance Department.

Service as Director of Publicly Traded Companies

Access Persons are prohibited from serving on the Boards of Directors of publicly traded companies, unless approved, in writing, by the Compliance Department.

Procedures with Regard to Dissemination of Information

Access Persons are prohibited from revealing information relating to current or anticipated investment intentions, portfolio transactions or activities of NB Affiliated Funds except to persons whose responsibilities require knowledge of the information.

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Reporting and Certification Requirements

Initial Report

No later than 10 days after a person becomes an employee, such person shall report to Compliance the following information, which shall be current as of a date no more than 45 days prior to the date the person becomes an employee:

(a) The title and type of security, and as applicable, the exchange ticker or CUSIP number, number of shares and principal amount of each Covered Security in which the employee had a direct or indirect Beneficial Interest when the person became an employee;

(b) The name of any broker, dealer or bank with whom the employee maintained an account in which the employee had a direct or indirect Beneficial Interest and

(c) The date that the report is submitted by the employee.

Employees are also required to certify within 10 days of becoming an employee that they have read and understand the Personal Investment Policy.

Quarterly Reports of Transactions by Employees

General Requirements

Every employee shall report, or cause to be reported, not later than 30 days after calendar quarter end to the Compliance Department the information described in the section “Contents of Quarterly Reports of Transactions” with respect to transactions in any Covered Security in which an employee has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest.

Contents of Quarterly Reports of Transactions

Every quarterly transaction report shall be made not later than 30 days after the end of the calendar quarter and shall contain the following information:

a) The date of the transaction, the title and as applicable the exchange ticker and symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

b) The nature of the transaction (i.e., purchase, sale of any other type of acquisition of disposition);

c) The price of the Covered Security at which the transaction was effected;

d) The name of the broker, dealer or bank with or through whom the transaction was effected; and

e) The date that the report is submitted by the Employee

Unless otherwise stated, no report shall be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Interest in the security to which the report relates.

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Annual Reports

The Compliance Department shall provide all employees with a copy of the current Personal Investment Policy upon commencement of their employment with the Firm and any material amendments thereafter.

All employees are required to certify via iCompliance both annually, by 30 January of each year, and in the event of any material amendments that they have:

(a) read and understand the Personal Investment Policy and recognise that they are subject thereto;

(b) complied with the requirements of the Personal Investment Policy;

(c) disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Policy; such information must be current as of a date no more than 45 days before the report is submitted; and

(d) with respect to any Blind Trusts in which such person has a Beneficial Interest, that such person has no direct or indirect influence or control and no knowledge of any transactions therein.

Contents of Annual Reports

The annual report must include:

●	The title, number of shares, and principal amount of each Covered Security in which the employee had any direct or indirect beneficial ownership;

●	The name of any broker, dealer or bank with whom the employee maintains an account in which the employee had a direct or indirect beneficial interest; and

●	The date that the report is submitted by the employee.

Exceptions

No report is required with respect to transactions where such report would duplicate information recorded by NBEL. For purposes of the foregoing, the Compliance Department maintains (i) duplicate confirmations received directly from brokerage accounts pre-approved by the Compliance Department, and (ii) copies of any duplicate confirmations that have been provided to the Compliance Department by Employees; accordingly, no report is required with respect to such transactions.

Quarterly Reports by Employees Regarding Securities Accounts

(a) Every employee shall report, or cause to be reported, to the Compliance Department, and/or the Chief Compliance Officer the information regarding any securities account established by the employee during any quarter. Every report shall be made not later than 30 days after the end of the calendar quarter and shall contain the following information:

(i) The name of the broker, dealer or bank (from the Approved Broker List) with whom the employee established the account;

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(ii) The date the account was established; and
(iii) The date that the report is submitted by the Employee.

(b) No report is required with respect to securities accounts where such report would duplicate information recorded by NBEL pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.

Associated Persons Only

If you have been deemed an “Associated Person” (as notified to you by Compliance) you are providing certain services to clients of a US Neuberger Berman entity and are therefore subject to additional disclosure responsibilities with respect to your personal investments. For the purposes of this Policy, you will be considered an “Access Person”.

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DEFINITIONS

The following words have the following meanings:

Access Person
Any employee or contractor of NBEL who undertakes duties and responsibilities in direct connection with NBEL investment management activity, such as Portfolio Management personnel. These shall also include employees who, as a result of undertaking their day to day responsibilities, are in possession of information relating to the securities considered, held or transacted by the NBEL investment management teams i.e. Middle Office, IT and Compliance monitoring staff and any other individuals with access to the various Order Management systems. For purposes of clarification, employees who are not in possession of such information and have no means of accessing it shall not be considered as Access Persons as defined in this Personal Investment Policy.

Affiliated Investment Company
Each U.S. Registered Investment Company and series thereof for which NB Management is the investment manager, investment adviser, sub-adviser, administrator or distributor, or for which an affiliate of NB Management is the investment adviser or sub-adviser.

Beneficial Interest
A person has a Beneficial Interest in an account in which he or she may profit or share in the profit from transactions. Without limiting the foregoing, a person has a Beneficial Interest when the securities in the account are held:
(i)	in his or her name;
(ii)	in the name of any of his or her Immediate Family;
(iii)	in his or her name as trustee for himself or herself or for his or her Immediate Family;
(iv)	in a trust in which he or she has a Beneficial Interest or is the settlor with a power to revoke;
(v)	by another person and he or she has a contract or an understanding with such person that the securities held in that person's name are for his or her benefit;
(vi)	in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights;
(vii)	by a partnership of which he or she is a member;
(viii)	by a corporation which he or she uses as a personal trading medium;
(ix)	by a holding company which he or she controls; or
(x)
any other relationship in which a person would have beneficial ownership under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Interest shall apply to all securities which an Access Person has or acquires.

Any person who wishes to disclaim a Beneficial Interest in any securities must submit a written request to the Compliance Department explaining the reasons therefore. Any disclaimers granted by the Compliance Department must be made in writing. Without limiting the foregoing, if a disclaimer is granted to any person with respect to shares held by a member or members of his or her Immediate Family, the provisions of this Personal Investment Policy applicable to such person shall not apply to any member or members of his or her Immediate Family for which such disclaimer was granted, except with respect to requirements specifically applicable to members of a person's Immediate Family.

Blind Trust
A trust in which an Employee has a Beneficial Interest or is the settlor with a power to revoke, with respect to which the Compliance Department has determined that such employee has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions therein, provided, however, that direct or indirect influence or control of such trust is held by a person or entity not associated with NBEL and not a relative of such an employee.

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Brokerage Account
Any account at any broker-dealer, bank or other entity in which securities or futures may be purchased or sold. It does not include mutual fund only accounts, certificates of deposit, automatic dividend reinvestment programs, or bank or savings accounts.

Client
An account and transactions in Covered Securities in the account, to which NBEL provides investment advice or exercises discretion. For purposes of clarification, this Policy shall not apply to brokerage accounts or Client directed activity in an investment advisory account.

Covered Account
An account held in the name of an Employee or in the name of an Immediate Family member and in which you have a Beneficial Interest (direct or indirect).

Covered Securities includes:

●	Debt and equity securities,
●
Options (put, call, straddle) on securities, on indices, and on currencies or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

●	All forms of limited partnership and limited liability company interests, including interests in private investment funds (e.g. hedge funds);
●	Financial spread betting;
●	Exchange Traded Funds, and
●	Shares of any NB Affiliated Investment Company.

The term Covered Security does not include the following (“Exempt Transactions”):

●	Direct obligations of the U.S. government (e.g. treasury securities);
●	Banker’s acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements;
●	Shares issued by money market funds;
●	Shares of open-end registered investment companies that are not advised or sub-advised by the Firm (or its affiliates); and
●
Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or sub-advised by the Firm (or the Firm’s affiliates).

Exchange Traded Fund
An open-ended investment fund which tracks certain indexes and is bought and sold on an exchange rather than through a fund manager.

Immediate Family
Any of the following relatives sharing the same household and/or (who) are financially dependent on an Employee: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships and/or any other person deemed to be an Immediate Family member by the Compliance Department.

Insider
An Insider includes Employees, their spouses, parents, grandparents, children and grandchildren. Also included are other relatives living in the same household as any member the Employee’s Portfolio Management Group and any

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other accounts in which the Employee has a financial interest, or the account of any person to whose financial support the Employee materially contributes.

Limited Insider
A Limited Insider includes an Access Person’s parents, mother-in-law, father-in-law, son-in-law, sibling, brother-in-law, daughter-in-law, sister-in-law and/or any other family member deemed a Limited Insider by the Compliance Department. The Limited Insider does not share the same household as an Access Person and is not financially dependent on an Access Person. Also, Limited Insiders are not mandated to keep their brokerage accounts at one of NBEL’s designated brokers. Accounts of any estate or trust where an Access Person is an executor, trustee or other fiduciary with a beneficial interest in the account, and any person having knowledge of any proposed purchase and/or sale of securities for the account may be deemed either an Insider or Limited Insider account, depending on individual facts and circumstances as determined by the Compliance Department.

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Appendix A

iCompliance
search employee by name
Administration | Employee | Trade | Global Registration | Maintenance Screens | Compliance Apps
Request to Trade Security
Restricted List
Employee Name
Account
Please provide the specific security you wish to trade. You may enter a ticker or another identifier.
Security Identifier
Enter Ticker or CUSIP or SEDOL or ISIN or ADP
Lookup
Traded Security Name
Issuer Name
Please provide other trade details
Action
Quantity
Time in Force
Day
Submission Date
8/22/2013 9:18:21 AM
By submitting this trade request, you hereby represent and affirm that to the best of your knowledge you are complying with the Firm's Code of Ethics or other applicable policies and procedures, including, that, with respect to the security, instrument or related security (collectively, "Security"), you intend to trade:
• You are not in possession of material, non-public information regarding the Security.
• You are not aware of the Firm or a client's intention to place a trade in the same Security.
• You are not aware of any unexecuted Firm or client order(s) in the same Security.
• You are not knowingly trading, in advance of any account over which you or another employee of the Firm intend to trade, the same Security.
• You are aware that your trade may be subject to a price switch/disgorgement.
• You have held the Security for a minimum of 30 calendar days on a Last-In, First-Out (LIFO) basis, or have an exemption to this policy available to you (applies to sell transactions only).
• You are aware that all trades are subject to review by the Legal and Compliance Department, which, in its discretion, may impose a fine, penalty, disgorgement, or other corrective action for any trade done in contravention of the Firm's Code of Ethics or any other applicable policy.
New Trade Request
Cancel
Submit

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Appendix B - European Personal Account Dealing Process Flowchart

Are you, as an individual, in possession of any inside information with respect to the trade in question?
Yes
Trade permission denied
No
Complete and submit the 'Request to Trade Security' form by selecting 'Add Trade Request' on iCompliance
Sent to Compliance
Submit the request form for approval by Compliance
Approval Not Received
Trade permission denied
Approved
Instruct broker to send copy confirmation to Compliance upon execution
Instruct broker to execute deal
Copy confirmation delivered to Compliance
Investment to be held for at least the minimum holding period – 30 days (See policy for details of exceptional circumstances)

Neuberger Berman Europe Limited	16	Internal Use Only

Personal Investment Policy September 2013

## Appendix C – Consent and Statement Request letter for new accounts

Neuberger Berman Europe Limited
Lansdowne House
57 Berkeley Square
London W1J 6ER
Telephone: +44 (0)20 3214 9000

NEUBERGER | BERMAN

Date Month 20XX

Name of the Intermediary / Broker
Attn: Compliance Department

**Re: Brokerage Account – Mr. XXXXXX**

To Whom It May Concern:

We understand that our employee, **XXXXX**, is in the process of opening an investment account with your firm. Neuberger Berman's policy requires that employees obtain approval from Neuberger's compliance department for maintaining outside brokerage accounts. This is to confirm that we have no objection to this employee's maintaining an account.

**We hereby request to receive duplicate contract notes and statements on the account.** Please forward this information to the address below:

Neuberger Berman Europe Limited
Attn: Compliance Dept.
Lansdowne House
57 Berkeley Square
London W1J 6ER

And;

Neuberger Berman Central Compliance
605 Third Avenue, 21st Floor
New York, NY 10158, USA

This request has been made with the authorization of XXXXXXXX:

[Employee signature]
[Name of Employee]

If you need additional information, please contact Compliance at +44 203 214 9000.

Yours faithfully

Compliance Department
Neuberger Berman Europe Limited

Authorised and Regulated by the Financial Conduct Authority
Registered in England No. 05463227 at the above address

Neuberger Berman Europe Limited	17	Internal Use Only

Personal Investment Policy September 2013

## Appendix D - Consent and Statement Request letter for existing accounts

Neuberger Berman Europe Limited
Lansdowne House
57 Berkeley Square
London W1J 6ER
Telephone: +44 (0)20 3214 9000

NEUBERGER | BERMAN

Date

Name of Intermediary
Address

**Re: Brokerage Account- [Name of Employee; Account Details]**

To Whom It May Concern:

We understand that our employee, **[Name of employee]**, has an existing brokerage account with your firm. Neuberger Berman's policy requires that employees obtain approval from Neuberger's compliance department for maintaining outside brokerage accounts. This is to confirm that we have no objection to this employee's maintaining an account.

**We hereby request to receive duplicate contract notes and statements on the account.** Please forward this information to the address below.

Neuberger Berman Europe Limited
Attn: Compliance Dept.
Lansdowne House
57 Berkeley Square
London W1J 6ER

And:

Neuberger Berman Central Compliance
605 Third Avenue, 21st Floor
New York, NY 10158, USA

This request has been made with the authorization of [Name of employee].

[Employee signature]
[Name of Employee]

If you need additional information, please do not hesitate to contact Compliance at +44203 2149000.

Yours faithfully

Compliance Department
Neuberger Berman Europe Limited

Authorised and Regulated by the Financial Conduct Authority
Registered in England No. 05463227 at the above address

Neuberger Berman Europe Limited	18	Internal Use Only